Exhibit 10.1
XATA Corporation
2007 Long-Term Incentive and Stock Option Plan
Restricted Stock Unit Award Agreement
     This is a Restricted Stock Unit Award Agreement (the “Agreement”), effective as of [Date of Grant] between XATA Corporation, a Minnesota corporation (the “Company”), and [Name] (the “Participant”).
Background*
     The Company maintains the XATA Corporation 2007 Long-Term Incentive and Stock Option Plan (As Amended and Restated February 4, 2009) (the “Plan”). Under the Plan, the Committee appointed by the Board has determined that you are eligible to receive a Restricted Stock Unit Award under the Plan and hereby grants such an award to you subject to the following terms and conditions.
Terms and Conditions
1.     Grant of Restricted Stock Units.
     (a) You are granted [Number] (xxxx) Units of Restricted Stock on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan (the “Award”). Restricted Stock Units that are subject to the terms and conditions of this Agreement are referred to as the “Units.” Each Unit that vests will entitle you to receive one share of the Company’s common stock.
     (b) The Units are bookkeeping entries only and do not provide you with any rights of a stockholder of the Company. The Units are subject to forfeiture unless and until the vesting conditions set forth in this Agreement are satisfied.
2.     Vesting of Award.
     (a) Scheduled Vesting. If you have continuously provided service (as an employee, consultant or independent contractor) to the Company or any of its subsidiaries from the Date of Grant, then the Units will vest on the Scheduled Vesting Dates. This Award will also vest on an accelerated basis (notwithstanding the Scheduled Vesting Date) as and to the extent described in Sections 2(b) and (d).

On or after each of
the following Scheduled	Cumulative number of
Vesting Dates	shares vested
[Date]	[Number]
[Date]	[Number]
[Date]	[Number]

*	Any capitalized term used in this Agreement shall have the meaning set forth in this Agreement (including in the table at the beginning of this Agreement) or, if not defined in this Agreement, set forth in the Plan as it currently exists or as it is amended in the future.

     (b) Death. If your service to the Company and its subsidiaries terminates before a Scheduled Vesting Date because of your death, then the unvested Units subject to the current vesting period will immediately vest in full.
     (c) Other Termination of Service. If the your service to the Company and its subsidiaries terminates before a Scheduled Vesting Date for any reason other than your death, then the Units subject to the current vesting period shall cease vesting and be forfeited in accordance with Section 5 of this Agreement.
     (d) Change in Control. If a Change in Control (as defined in Section 15) occurs prior to a Scheduled Vesting Date and before your service to the Company and its subsidiaries ends, then the unvested Units subject to the current vesting period shall vest immediately prior to or concurrently with the consummation of the Change in Control.
3.     Effect of Vesting.
     (a) Time of Settlement. After any Units vest in accordance with Section 2, the Company will cause to be issued to you (or to your estate in the event of your death) one share of its common stock in payment and settlement of each vested Unit. Such issuance will occur as follows:
          (1) If vesting has occurred pursuant to Section 2(a), shares will be issued in settlement as soon as administratively practicable after the earliest to occur of (i) [Date], the date of two years after the final Scheduled Vesting Date, (ii) the date of your death, (iii) the date of your Separation from Service (as defined in Section 15), or (iv) the date of a Change in Control (as defined in Section 15).
          (2) If vesting has occurred pursuant to Section 2(b), shares will be issued in settlement as soon as administratively practicable after the date of your death.
          (3) If vesting has occurred pursuant to Section 2(d), shares will be issued in settlement immediately prior to or concurrently with the consummation of the Change in Control.
     (b) Delayed Settlement. Notwithstanding any other provision of this Agreement, if at any time shares are to be issued to you hereunder as a result your Separation from Service and you are at that time a Specified Employee (as defined in Section 15), then no shares shall be issued to you prior to the date that is six months after the date of your separation from service (unless another permitted settlement date intervenes).
     (c) Share Issuance. Any such share issuance shall be evidenced by a stock certificate or appropriate entry on the books of the Company or a duly authorized transfer agent of the Company, and shall be in complete satisfaction of such vested Units. If the Units that vest and become payable include a fractional Unit, the Company shall round the number of vested Units to the nearest whole Unit prior to delivery of Shares as provided herein. Any such action by the Company shall be conditioned upon compliance with all applicable legal requirements and satisfaction of any applicable withholding taxes as contemplated by Section 17 of the Plan and Section 10 of this Agreement.
4.     Applicable Restrictions. The Units may not be transferred, sold, assigned, pledged, alienated, attached or otherwise encumbered (collectively, a “Transfer”) prior to the time they vest in accordance with this Agreement, except for a transfer by will or the laws of descent and distribution in the event of your death. Any prohibited Transfer will be void and unenforceable against the Company. No attempted Transfer of any Units that is prohibited hereunder, whether voluntary or involuntary, shall vest the purported transferee with any interest or right in or with respect to such Units.
5.     Forfeiture of Units. If any of the Units become the subject of an attempted Transfer, or if you have a Separation from Service for any reason other than as provided in Section 2(b), this Award will immediately terminate and all unvested Units will be forfeited to the Company.
6.     Dividend Equivalents. If the Company pays cash dividends on its common stock on or after the date of this Agreement, then the Company shall credit to your account, as of any dividend payment date, a number of additional Units. The number of additional Units so credited will be equal to the total number of Units previously credited to your account under this Award (including any Units previously credited pursuant to this Section 6) multiplied by the per share dollar amount of the cash dividend paid on that date, divided by the Fair Market Value of a share of Company common stock on that date. Any additional Units so credited shall be subject to the same terms and conditions as the Units to which such additional Units relate, and will be forfeited if the Units with respect to which such additional Units were credited are forfeited.
7.     Adjustments for Changes in Capitalization. This Award shall be subject to adjustments for changes in the Company’s capitalization as provided in Section 15 of the Plan.
8.     Interpretation of This Agreement. All decisions and interpretations made by the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive upon you and the Company. If there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern.
9.     Discontinuance of Service. Neither this Agreement nor the Award shall confer on you any right with respect to continued Service with the Company or any of its Affiliates, nor interfere in any way with the right of the Company or any Affiliate to terminate such Service. Nothing in this Agreement shall be construed as creating an employment contract for any specified term between you and the Company or any Affiliate. Neither any period of notice, if any, nor any payment in lieu thereof, upon termination of your Service, wrongful or otherwise, shall be considered as extending your period of Service for purposes of the Plan or any Award granted thereunder.
10.     Tax Withholding. As a condition precedent to the issuance of shares hereunder, you are required to pay to the Company (or to its applicable subsidiary), in accordance with the provisions of Section 17 of the Plan, an amount equal to the amount of any required income or employment tax withholding obligation. Payment may be made by electronic transfer, check or authority to withhold from your cash compensation. The Company may, in its discretion, permit you to satisfy your obligations with respect to withholding taxes by retaining shares having an aggregate Fair Market Value equal to the amount of your minimum required tax withholding obligation.
11.     Award Subject to Plan. The Award evidenced by this Agreement is granted pursuant to the Plan, the terms of which are hereby made a part of this Agreement. This Agreement shall in all respects be interpreted in accordance with the terms of the Plan. If any terms of this Agreement conflict with the terms of the Plan, the terms of the Plan shall control, except as the Plan specifically provides otherwise.
12.     Binding Effect. This Agreement shall be binding in all respects on your heirs, representatives, successors and assigns.

13.     Choice of Law. This Agreement is entered into under the laws of the State of Minnesota and shall be construed and interpreted thereunder (without regard to its conflict of law principles).
14.     Voluntary Participation. Participation in the Plan shall be entirely voluntary and any decision not to participate shall not affect your service with the Company or any of its subsidiaries.
15.     Definitions.
     (a) Cause. “Cause” means what the term is expressly defined to mean in a then-effective employment or other written agreement between you and the Company or any of its subsidiaries, or in the absence of any such agreement or definition, shall mean that you have (i) been convicted of a felony; (ii) engaged in an act or acts of personal dishonesty intended to result in substantial personal enrichment of the Employee at the expense of XATA; (iii) intentionally engaged in other conduct that is demonstrably and materially injurious to XATA, monetarily or otherwise; (iv) committed a fraud; (v) committed an act involving dishonesty or disloyalty with respect to XATA or any of its subsidiaries or affiliates; (vi) engaged in conduct tending to bring XATA or any of its subsidiaries or affiliates into substantial public disgrace or disrespect; or (vii) acted or failed to act in a manner involving gross negligence or willful misconduct with respect to XATA or any of its subsidiaries or affiliates.
     (b) Change in Control. “Change in Control” means a change in the ownership of the Company, a change in the effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company as provided in Treasury Regulation § 1.409A-3(i)(5).
     (c) Separation from Service. “Separation from Service” means a separation from service with the Company and all of its subsidiaries within the meaning of Treasury Regulation § 1.409A-1(h).
     (d) Specified Employee. “Specified Employee” means a key employee of the Company and any of its subsidiaries within the meaning of Treasury Regulation § 1.409A-1(i).
     You and the Company have executed this Agreement as of the ___day of ___, 20_.
PARTICIPANT

XATA CORPORATION

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